Grant Park Fund Weekly Commentary

For the Week Ended March 18, 2011

Current Month Performance* (Subject to verification) Risk Metrics* (Apr 2006 - Mar 2011)

Class	Week ROR	MTD MAR 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-1.2%	-3.2%	-1.6%	6.7%	0.1%	5.7%	5.2%	5.7%	12.6%	-16.5%	0.5%	0.8%
B**	-1.2%	-3.3%	-1.7%	6.0%	-0.6%	5.0%	N/A	5.0%	12.6%	-17.1%	0.4%	0.7%
Legacy 1***	-1.1%	-3.0%	-1.1%	8.4%	N/A	N/A	N/A	0.7%	10.9%	-10.9%	0.1%	0.1%
Legacy 2***	-1.1%	-3.0%	-1.2%	8.0%	N/A	N/A	N/A	0.4%	10.9%	-11.1%	0.1%	0.1%
Global 1***	-0.6%	-2.5%	-1.3%	5.5%	N/A	N/A	N/A	-1.4%	10.3%	-13.3%	-0.1%	-0.2%
Global 2***	-0.6%	-2.5%	-1.3%	5.3%	N/A	N/A	N/A	-1.8%	10.2%	-13.5%	-0.1%	-0.2%
Global 3***	-0.7%	-2.6%	-1.8%	3.4%	N/A	N/A	N/A	-3.6%	10.2%	-14.6%	-0.3%	-0.5%

S&P 500 Total Return Index****	-1.9%	-3.5%	2.2%	11.5%	1.1%	1.9%	2.9%	1.9%	18.0%	-51.0%	0.2%	0.1%
Barclays Capital U.S. Long Gov Index****	1.6%	1.2%	0.3%	8.7%	4.5%	6.5%	6.5%	6.5%	11.2%	-12.3%	0.6%	1.0%

* Performance metrics are calculated using March 2011 month-to-date performance estimates.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
Commodities	9%	Long	Corn	1.9%	Long	4%	Long	Corn	1.0%	Long
			Cotton	1.6%	Long			Cotton	0.7%	Long
Currencies	29%	Short $	Euro	2.7%	Long	31%	Short $	Japanese Yen	4.2%	Long
			Japanese Yen	2.7%	Long			Euro	3.2%	Long
Energy	16%	Long	Gasoline Blendstock	3.2%	Long	14%	Long	Natural Gas	3.4%	Short
			Natural Gas	2.8%	Short			Crude Oil	3.0%	Long
Equities	12%	Long	Nikkei 225	2.7%	Long	15%	Long	Topix Index	2.2%	Long
			Hang Seng	1.1%	Short			Nikkei 225	2.0%	Long
Fixed Income	22%	Long	U.S. 2-Year Treasury Notes	6.8%	Long	26%	Long	U.S. 2-Year Treasury Notes	8.5%	Long
			U.S. 10-Year Treasury Notes	2.5%	Long			U.S. 5-Year Treasury Notes	3.5%	Long
Metals	12%	Long	Gold	2.9%	Long	10%	Long	Gold	2.6%	Long
			Copper	2.4%	Long			Silver	1.7%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Commodities

Grains prices moved higher because of a United States Department of Agriculture report that showed U.S. weekly grain exports had doubled from the previous week. Adding to the rally in the grains markets were investor beliefs that Japan, a major U.S. grain consumer, would be able to recover from the recent earthquake sooner than previously anticipated.

Currencies

Strong uptrends in the Japanese yen continued this week as Japanese investors bought yen to fund rebuilding efforts and reduce risk in their portfolios. The Swiss franc also benefitted from increased risk-aversion, as investors sought safety amidst threats of a nuclear meltdown in Japan and heightened tensions in Libya.

Energy

Natural gas prices rose in excess of 7% on speculation that Japanese demand for alternative fuels would increase due to outages at major nuclear power plants in the region. Crude oil markets finished the week nearly unchanged as the bearish effect of decreased Japanese energy demand was offset by the bullish effect of supply concerns caused by tensions in the Middle East.

Equities

Escalating tension in Libya and radiation concerns in Japan put heavy pressure on the global equity markets, moving prices lower. With the Japanese economic outlook in question, the Japanese Nikkei 225 posted a loss in excess of 10% for the week.

Fixed Income	U.S. Treasury markets moved higher as global cues prompted investors to reduce risk appetite amidst global economic uncertainty.
Metals

Base metals markets predominantly rose last week, fueled by speculation that damage in Japan would boost demand for raw materials. Also adding to the rally was weakness in the U.S. dollar and buying from large commodity funds.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.